Exhibit 10.6A
May 5, 2011
Andrew Keenan
12 Stop River Road
Norfolk, MA 02056
Dear Andrew Keenan:
This letter serves to provide you with additional severance benefits on the terms stated herein. These benefits are in addition to any benefits already provided in your existing offer letter dated April 27, 2007 from Carbonite, Inc. (the “Company” or “us”).
In addition to the provision of six months severance benefits under your existing offer letter, upon your counter signature to this letter below, your severance benefits shall be increased so that if you are terminated without Cause (as defined in your existing offer letter) or are Constructively Terminated (as defined in your existing offer letter), in each case within one year after the consummation of a Change of Control of the Company (as defined in your existing offer letter), you will be entitled to receive an amount equal to (i) your then current base salary for an additional three-month period and (ii) an amount equal to three times the monthly amount that the Company paid for your participation in the Company’s health insurance plan during the month immediately preceding the your termination date. The foregoing amounts shall be payable pro rata over the three month period beginning with the conclusion of the six month severance period provided for in your existing offer letter and shall be payable in accordance with the Company’s normal payroll practices; provided, however, that the Company shall not make any severance payments unless and until (x) you execute and deliver to the Company a general release in substantially the form of Exhibit A attached hereto (the “Release”), (y) such Release is executed and delivered to the Company within twenty-one (21) days after your termination date and (z) all time periods for revoking the Release have lapsed. If you are terminated during the month of December of any calendar year and are owed severance hereunder, no severance payments shall be made prior to January 1st of the next calendar year and any amount that would have otherwise been payable to you in December of the preceding calendar year will be paid to you on the first date in January on which you would otherwise be entitled to any payment. Upon the expiration of the six month period provided for in your existing offer letter, all health insurance benefits shall cease. From and after such date, you may elect to continue your participation in the Company’s health insurance benefits at your expense pursuant to COBRA by notifying the Company in the time specified in the COBRA notice you will be provided and paying the monthly premium yourself. Notwithstanding the above, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any amounts payable to you during the first six months and one day following the date of your termination that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (as determined by the Company in its sole discretion) shall not be paid to you until the date that is six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.
By signing below, you agree to the provisions of this letter with respect to the additional severance benefits provided for herein and you affirm the other provisions in your existing offer letter.
Sincerely,

CARBONITE, INC.	EMPLOYEE:
By: /s/ David Friend	/s/ Andrew Keenan

David Friend CEO	Sign Name

Andrew Keenan

(Print Name)

Date: May 5, 2011

WAIVER OF CLAIMS AND GENERAL RELEASE
     This Waiver of Claims and General Release (the “Release”) is to confirm that the undersigned’s at-will employment with Carbonite, Inc. (the “Company”) is terminated effective as of_______, 201_ (the “Termination Date”). Effective as of the Termination Date, by execution of this Release, the undersigned (“you”) hereby resign from all offices you hold with the Company and any of its subsidiaries.
     Please read this Release carefully. To help you understand the Release and your rights as a terminated employee, consult with your attorney.
     Consistent with the provisions of that certain Severance Agreement by and between you and the Company dated as of ________, 2011 (the “Severance Agreement”), the Company will provide you with severance pay pursuant to the terms of the Severance Agreement. In consideration for the severance payments and other good and valuable consideration set forth in the Severance Agreement, you hereby agree as follows:
1. Release. You hereby release and forever discharge the Company and each of its past and present officers, directors, employees, agents, advisors, consultants, successors and assigns from any and all claims and liabilities of any nature by you including, but not limited to, all actions, causes of actions, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), tort, pursuant to statute, or otherwise, that you now have, ever have had or will ever have based on, by reason of, or arising out of, any event, occurrence, action, inaction, transition or thing of any kind or nature occurring prior to or on the effective date of this Release. Without limiting the generality of the above, you specifically release and discharge any and all claims and causes of action arising, directly or indirectly, from your employment at the Company, arising under the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plan(s) of the Company), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, Chapter 151B of the Massachusetts General Laws, Chapter 149 of the Massachusetts General Laws, the Massachusetts Civil Rights Act and the Massachusetts Equal Rights Laws and all applicable amendments, or any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of age, alienage, race, color, creed, gender, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation or non-work activities. Payment of any amounts and the provision of any benefits provided for in this Release do not signify any admission of wrongdoing by the Company or any of its affiliates.
     The foregoing shall not restrict you from instituting any proceeding to enforce the Company’s obligations to you under this Release or to challenge the validity, or the knowing and voluntary nature, of this Release.
2. Older Workers Benefit Protection Act. Pursuant to the Older Workers Benefit Protection Act, the Company hereby advises you that you should consult an attorney before signing this Release, that you are entitled to take up to twenty-one (21) days from the date of your receipt of this Release to consider it and that you may have seven (7) days from the date you sign this Release to revoke it. The revocation must be personally delivered to the Company’s Human Resource Manager or his/her designee, or mailed to them via certified mail, return receipt requested and postmarked within seven (7) calendar days of your execution of this Release. This Release shall not become effective or enforceable until the revocation period has expired. Nothing herein is intended to, or shall, preclude you from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in any investigation. You, however, explicitly waive any right to file a personal lawsuit and/or receive monetary damages that the agency may recover against each of the parties released in Paragraph 1 above, without regard as to who brought any said complaint or charge.
3. Confidentiality of this Release. You agree that you shall keep the terms of this Release strictly confidential and not disclose, directly or indirectly, any information concerning them to any third party, with the exception of your spouse (if you have a spouse), financial or legal advisors, provided that they agree to keep such information confidential as set forth herein and not disclose it to others, and except as may be required by court order or legal process.
4. Breach. You agree that all of the payments and benefits provided for in the Severance Agreement are subject to termination, reduction or cancellation in the event of your material breach of this Release.
5. Enforcement. The parties agree that any legal proceeding brought to enforce the provisions of this Release may be brought only in the courts of the Commonwealth of Massachusetts or the federal courts located in Massachusetts and each party hereby consents to the jurisdiction of such courts.

6. Severability. If any of the terms of this Release shall be held to be invalid and unenforceable and cannot be rewritten or interpreted by the court to be valid, enforceable and to meet the intent of the parties expressed herein, then the remaining terms of this Release are severable and shall not be affected thereby.
7. Miscellaneous. This Release and the Severance Agreement constitutes the entire agreement between the parties about or relating to your termination of employment with the Company, or the Company’s obligations to you with respect to your termination and fully supersedes any and all prior agreements or understandings between the parties.
8. Representations. You affirm that the only consideration for signing this Release is described in the Severance Agreement as referenced herein and that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Release, and that you fully understand the meaning and intent of this instrument. You agree that at all times during your employment you were properly compensated for all hours you worked and that you suffered no work related accident, illness or injury. You agree that you will not disparage the Company in any way, nor will you make any public comments or communications which tend to cast the Company, its owners, directors, officers or employees in a negative light.
     You acknowledge that you have carefully read this Release, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Release, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it.

EMPLOYEE		CARBONITE, INC.

By:

Name:		Name:
Title:

Date Signed:		Date Signed:
By Above Party		By Above Party

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